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Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, SVP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: July 1, 2020

Mercury Insurance Extends Giveback Program through June
Company to give back 10% of June private passenger and commercial auto insurance premiums to California customers

LOS ANGELES, Calif. (July 1, 2020) – Today, Mercury Insurance (NYSE: MCY) announced the company will be extending its Giveback Program for California private passenger and commercial auto insurance policyholders through June 30, 2020.

"With the gradual reopening of California, collisions and other auto-related insurance losses have increased in June compared to April and May as more drivers return to the road,” said Mercury Insurance President and CEO, Gabriel Tirador. “However, claims are still below historical averages so we believe the right thing to do is to continue the Mercury Giveback Program through the end of June, and potentially into July and beyond, depending upon how the pandemic continues to unfold.”

California private passenger and commercial auto customers will automatically receive a credit or check equal to 10% of their June premium in August.

The extension of the Giveback Program brings the total premium returned to Mercury’s customers to more than $105 million since the beginning of the COVID-19 pandemic.

To learn more about the company’s response to COVID-19, please visit www.mercuryinsurance.com.

ABOUT MERCURY INSURANCE
Mercury Insurance (MCY) is a multiple-line insurance organization predominantly offering personal automobile, homeowners and commercial insurance through a network of independent agents in Arizona, California, Florida, Georgia, Illinois, Nevada, New Jersey, New York, Oklahoma, Texas and Virginia. Since 1962, Mercury has specialized in offering quality insurance at affordable prices. For more information visit www.mercuryinsurance.com or Facebook.com/MercuryInsurance and follow the company on Twitter.